Filed Pursuant to Rule 424(b)(3)
Registration No. 333-164703

KBS REAL ESTATE INVESTMENT TRUST III, INC.
SUPPLEMENT NO. 11 DATED JUNE 24, 2015
TO THE PROSPECTUS DATED APRIL 15, 2015
This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust III, Inc. dated April 15, 2015, as supplemented by supplement no. 1 dated as of December 11, 2014, supplement no. 2 dated April 15, 2015, supplement no. 3 dated April 15, 2015, supplement no. 4 dated April 27, 2015, supplement no. 5 dated May 5, 2015, supplement no. 6 dated May 15, 2015, supplement no. 7 dated May 21, 2015, supplement no. 8 dated May 27, 2015, supplement no. 9 dated June 17, 2015 and supplement no. 10 dated June 22, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust III, Inc. and, as required by context, KBS Limited Partnership III, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the acquisition of an office property containing 355,870 rentable square feet located on approximately 0.5 acres of land in Atlanta, Georgia.
Acquisition of Real Estate
201 17th Street
On June 23, 2015, we, through an indirect wholly owned subsidiary, acquired an office property containing 355,870 rentable square feet located on approximately 0.5 acres of land in Atlanta, Georgia (“201 17th Street”). The seller is not affiliated with us or our advisor.
The purchase price of 201 17th Street was approximately $98.3 million plus closing costs. We funded the purchase of 201 17th Street with proceeds from this offering, but may later place mortgage debt on the property.
201 17th Street was constructed in 2007.  As of June 23, 2015, 201 17th Street was 93% leased to 19 tenants with a weighted-average remaining lease term of 7.7 years.

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